Exhibit 23

14 May 2008

Multi-Color Corporation

50 E-Business Way

Suite 400

SHARONVILLE, OHIO 45241

UNITED STATES OF AMERICA

Dear Sirs:

We have issued our report dated April 17, 2008, accompanying the consolidated financial statements of Collotype International Holdings Pty Ltd included in Multi-Color Corporation’s Current Report on Form 8-K/A dated February 29, 2008. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Multi-Color Corporation on Forms S-8 (File No. 333-145667, effective August 24, 2007, File No. 333- 137184, effective September 8, 2006, File No. 333-129151, effective October 20, 2005, File No. 333-113960, effective March 26, 2004, File No. 333-81260, effective January 23, 2002 and File No. 333-42487, effective December 18, 1997).

BDO Kendalls (SA)
Chartered Accountants

/s/ Shirley Schaefer
Partner

Adelaide, South Australia